NEWS FROM                                                         EXHIBIT 99.1
TRANS-INDUSTRIES

Trans-Industries, Inc. - 1780 Opdyke Ct. - Auburn Hills, MI 48326



--------------------------------------------------------------------------------


FOR FURTHER INFORMATION:
     AT TRANS-INDUSTRIES:
     Kai Kosanke
     Chief Financial Officer
     (248) 364-0400


FOR IMMEDIATE RELEASE
FRIDAY, APRIL 15, 2005


                         TRANS-INDUSTRIES, INC. REPORTS
                    FOURTH-QUARTER AND YEAR-END 2004 RESULTS

AUBURN HILLS, MICHIGAN - APRIL 15, 2005, - TRANS-INDUSTRIES, INC. (NASDAQ:
TRNI), a manufacturer of bus lighting systems and information display products, announced results for the fourth quarter and the year ended December 31, 2004.

Sales, as shown on the accompanying table, were $5.6 million for the quarter, a decline of 31.6 percent from the year ago quarter's sales of $8.2 million. For the year as a whole, sales were down approximately $6.0 million from $33.7 to $27.8 million. The decreases in sales for the current quarter and the year were primarily attributable to reduced production levels of heavy-duty transit buses and some loss of market share to a low-priced competitor. The Company believes that the market downturn appears to be stabilizing

For the fourth quarter of 2004, Company losses were $2.9 million, or $.93 per share, compared to losses of $1.5 million, or $.47 per share, for the same period a year ago.

For the year ended December 31, 2004, the Company posted a loss of $4.0 million, or $1.27 per share, compared to a loss of $3.8 million, or $1.20 per share, for the prior year. The Company continues to focus on improving profitability and cash flow by reducing corporate management expenses, matching the workforce size to sales volumes, and reducing fixed costs through manufacturing plant consolidations. The Company's strategic market refocusing has begun to create some new orders and new customers.

ABOUT THE COMPANY:

The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

Forward-Looking Statements:

Except for statements of historical fact, this news release contains certain forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including changes in economic and market conditions, management of growth, and other risks noted in the Company's SEC filings, which may cause actual results to differ materially.




                VISIT TRANS-INDUSTRIES AT www.transindustries.com

                          FINANCIAL TABLES FOLLOW.....

                             TRANS-INDUSTRIES, INC.
                 QUARTERLY SALES AND EARNINGS REPORT (UNAUDITED)
                                DECEMBER 31, 2004
--------------------------------------------------------------------------------


                                          FOURTH QUARTER ENDING               TWELVE MONTHS ENDING
                                              DECEMBER 31                          DECEMBER 31
                                     ------------------------------      ------------------------------
                                         2004               2003             2004              2003
                                     ------------      ------------      ------------      ------------
Sales                                $  5,619,100      $  8,217,849      $ 27,760,146      $ 33,721,456
Cost of Sales                           5,421,017         6,137,775        24,158,383        25,284,634
                                     ------------      ------------      ------------      ------------
   Gross Profit                           198,083         2,080,074         3,601,763         8,436,822

Selling, Gen. & Admin. Exp              2,674,747         2,727,393         8,915,294        10,234,024
Interest                                  144,187           169,419           590,806           661,880
Restructuring Costs                       285,000           197,879           414,017           831,862
Other *                                   (12,157)          (55,491)       (2,407,890)          (60,854)
                                     ------------      ------------      ------------      ------------
   Total Expenses                       3,091,777         3,039,200         7,512,227        11,666,912

Earnings Before Income Taxes           (2,893,694)         (959,126)       (3,910,464)       (3,230,090)

Income Taxes/Benefit                            0           531,000                 0           531,000
                                     ------------      ------------      ------------      ------------
   Net Income/Loss                     (2,893,694)       (1,490,126)       (3,910,464)       (3,761,090)
Preferred Dividend                        (18,750)                0           (62,292)                0
                                     ------------      ------------      ------------      ------------

Net Earnings/(Loss) Available to
Common Shareholders                  $ (2,912,444)     $ (1,490,126)     $ (3,972,756)     $ (3,761,090)
                                     ============      ============      ============      ============

Earnings/Loss Per Share
   Basic                             $      (0.93)     $      (0.47)     $      (1.27)     $      (1.20)
                                     ============      ============      ============      ============
   Shares Outstanding                   3,139,737         3,139,737         3,139,737         3,139,737

* Includes $2,378,390 gain on the sale of the Vultron building.

********************************************************************************

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)



                                                    FOURTH QUARTER ENDING
                                                         DECEMBER 31
                                                 ---------------------------
ASSETS:                                              2004            2003
-------                                          -----------     -----------
Total Current Assets                             $12,062,414     $17,224,345
Net Fixed Assets                                   2,040,115       3,753,732
Other Assets                                       1,626,471         186,440
                                                 -----------     -----------
   Total Assets                                  $15,729,000     $21,164,517
                                                 ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY:
-------------------------------------

Total Current Liabilities                        $11,531,718     $15,713,505
Deferred Income Taxes                                      0               0
Long Term Debt                                     1,735,000         296,669
Shareholders' Equity                               2,462,282       5,154,343
                                                 -----------     -----------
  Total Liabilities and Shareholders' Equity     $15,729,000     $21,164,517
                                                 ===========     ===========